UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Energy Corp.
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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)

George M. Smart Letterhead

May 2, 2012

Dear FirstEnergy Shareholder:

As the chairman of your Board, I am dedicated to representing your interests and enhancing the value of your investment in FirstEnergy. With that objective in mind, I am sending this letter to provide more information about some of the important issues shareholders will vote on at the 2012 Annual Meeting, which will be held on May 15, 2012. These issues are also detailed in the proxy statement that was recently mailed to you and is also available on our website at www.firstenergycorp.com/financialreports.

Your Board unanimously recommends that our shareholders vote in favor of the following items:

•	The election of each director nominee named in the proxy statement (Item 1)

•	The ratification of our independent registered public accounting firm (Item 2)

•	The advisory vote to approve the compensation of the Company’s named executive officers, also known as “Say-on-Pay” (Item 3)

•	The management proposal to approve the material terms of performance goals under the FirstEnergy Corp. 2007 Incentive Plan as required by section 162(m) of the Internal Revenue Code (Item 4)

In addition, your Board unanimously recommends you vote against the three shareholder proposals that appear on this year’s agenda (Items 5 through 7). A full explanation of our position on each of these items is available in the proxy statement.

Say-on-Pay

The following important factors were considered by your Board in establishing compensation for our named executive officers following the merger with Allegheny Energy. Our named executive officers are experienced leaders possessing broad and deep Company-specific knowledge coupled with expansive industry-specific experience. They have successfully integrated the merger of the two organizations which was critical to the success of the Company and benefits shareholders by creating a larger, stronger FirstEnergy. Following the merger, the Company now has a more favorable mix of regulated utilities and competitive assets and a broader market for our retail sales. In addition, the Allegheny Energy merger provides a stronger platform for growth than either company would have been able to achieve individually and will allow the Company to achieve its goal of becoming a premier regional energy provider.

Due to the strategic importance of the Allegheny Energy merger and its anticipated benefits to shareholder return, our named executive officers were granted retention awards to retain them through the integration period and, in some cases, beyond. The retention awards for the named executive officers, other than our CEO, were also granted to acknowledge their exceptional efforts in the successful and timely completion of the Allegheny Energy merger, to provide an incentive to drive merger integration, and to further align their potential compensation with the Company’s long-term performance and shareholder return.

Additionally, in March 2012, we entered into an employment agreement with our CEO, Mr. Anthony J. Alexander. In conjunction with this employment agreement Mr. Alexander was provided a restricted stock award with vesting conditions intended to encourage his continued employment. During his tenure as CEO, Mr. Alexander has been instrumental in leading FirstEnergy’s evolution into one of the nation’s largest investor-owned electric systems, shaping our competitive business strategy, and strategically managing the Company through significant challenges. The duration of the employment agreement will provide stability to the organization through several years of post-merger integrated operations as we continue to build our competitive generation business and meet the new environmental requirements. Entering into this employment agreement also provides the opportunity to fully execute the Company’s succession plans.

The retention awards and restricted stock associated with the Allegheny Energy merger and our CEO’s employment agreement are one-time in nature and directly related to these specific business situations.

Strong Pay-for-Performance Link

A significant portion of our named executive officers’ annual Long-Term Incentive Program, or LTIP opportunity and resulting actual compensation is based on corporate and business unit performance as defined by financial and operational measures directly linked to long-term results for key stakeholders, including shareholders and customers. As a result, meeting or exceeding our goals in these key areas is reflected in the actual compensation paid to our named executive officers. This is specifically evidenced by below-median actual compensation provided to the named executive officers in 2011, primarily as a result of the performance share component of the LTIP which did not provide a payout for the third consecutive year in 2011. The performance share component of the LTIP represents, on average, almost 30 percent of each named executive officer’s compensation opportunity.

The performance measure for the performance share program is three-year Total Shareholder Return, or TSR, as compared to a peer group of electric companies which are mostly regulated. While the Company has made significant progress toward building long-term value, our three-year TSR has been impacted by the effects of the original announcement of the Allegheny Energy merger. Soft commodity markets, uncertainty related to environmental regulations, and the movement to competitive generation markets in Ohio and Pennsylvania have also impacted the three-year TSR. We continue to believe the movement to competitive generation markets over the long-term is in the best interest of the Company and shareholders. However, these additional factors do not impact regulated companies in the same manner. Also, we believe TSR is important to our shareholders therefore we are committed to using TSR to continue to drive future performance by linking it to our compensation programs.

The Company’s one-year TSR is 26 percent, which we believe reflects the continued success of our competitive business and the achievement of our financial and operational goals. The Allegheny Energy merger had a strong positive impact on earnings for the Company in 2011. We surpassed our merger synergy targets, and, over time, the merger is expected to continue enhancing shareholder value as we operate our combined generating assets more efficiently; capture additional synergies related to a geographically connected customer base; and expand our retail operations.

Given our compensation approach as described above and in our proxy statement, we believe that our compensation program is directly aligned with the interests of our shareholders and ask that you support the Say-on-Pay proposal (Item 3) and approve the material terms of performance goals under the Company’s 2007 Incentive Plan as required by Section 162(m) of the Internal Revenue Code (Item 4).

Expanded Environmental

In response to our shareholders and consistent with our utility and S&P 500 peers, the Company recently expanded its environmental disclosures on its website (which now includes our new Environmental Report and our Sustainability Report) and made disclosures in its public filings that provide information about environmental matters including:

•	Climate change and environmental policy;

•	Renewable, clean energy and low carbon energy initiatives;

•	Greenhouse gas and other air emissions, including CO2, SO2, NOx and mercury emissions and the related performance metrics and emissions reduction efforts;

•	Current and prospective environmental regulatory issues, and potential costs, risks and impacts including those related to coal use and waste disposal; and

•	Commodity price risk and related risk mitigation measures.

Your Company regularly updates shareholders on environmental matters and will continue to strive for transparency in this area.

As described above and in our proxy statement, your Board unanimously recommends you vote against shareholder proposals that appear on this year’s agenda as Items 5 and 6.

Corporate Governance

To further enhance good governance at FirstEnergy, your Board has taken the following actions:

•	Eliminated the classified board structure so that all directors are elected annually;

•	Adopted a Director Resignation Policy in the event that Directors in uncontested elections receive a greater number of “withheld” votes than “for” votes; and

•	Implemented a 2011 management proposal to reduce the percentage of shares required to call a special meeting of shareholders.

Your Board unanimously recommends you vote against the shareholder proposal that appear on this year’s agenda as Item 7.

In light of the Company’s strong performance and the leadership provided by management and your Board especially during the merger integration period, I urge you to vote “FOR” all FirstEnergy Director nominees and to support the other recommendations of your Board. Please vote today — your vote is important. And thank you for your ongoing support of FirstEnergy.

If you would like to discuss any issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary, Rhonda Ferguson, at 330-384-5620.

Sincerely,

/s/ George M. Smart

IMPORTANT INFORMATION

FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2012 annual meeting of shareholders with the Securities and Exchange Commission on April 2, 2012. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/ir or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 2, 2012.